Exhibit 10.3

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED
WITH THE COMMISSION.

EXCLUSIVE DISTRIBUTION AGREEMENT

FOR

UNITED STATES AND CANADIAN HOSPITALS

This Exclusive Distribution Agreement for United States and Canadian Hospitals (this “Agreement”) is made as of June 10, 2005 (the “Effective Date”), by and between Cardiac Science, Inc., a Delaware corporation (“Supplier” or “Cardiac Science” or “CSI”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 1900 Main Street, Irvine, CA 92614 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation d/b/a GE Healthcare (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223.

W I T N E S S E T H:

WHEREAS, CSI and GEMS-IT are parties to that certain OEM Purchase and Supply Agreement dated July 29, 2003, an “Addendum 1” to the OEM Purchase and Supply Agreement dated as of March 24, 2004, Amendment One to OEM Purchase and Supply Agreement dated August 10, 2004 (“Amendment One”), and Second Amendment to OEM Purchase and Supply Agreement dated February 14, 2005 (collectively, the “OEM Purchase and Supply Agreement”).

WHEREAS, CSI and GEMS-IT are further amending the OEM Purchase and Supply Agreement on the date of this Agreement.

WHEREAS, CSI and GEMS-IT desire to supplement the OEM Purchase and Supply Agreement by providing GEMS-IT with exclusive distribution rights to the OEM Products to United States and Canadian hospitals.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, is the parties hereto agree as follows:

1.  Construction. This Agreement is separate and distinct from the OEM Purchase and Supply Agreement, and the terms and conditions set forth in the OEM Purchase and Supply Agreement shall remain unaffected by the execution of this Amendment. The rights granted to GEMS-IT hereunder are in addition to the rights granted to GEMS-IT under the OEM Purchase and Supply Agreement. Regardless of any language contained in any Order, all OEM Products purchased referencing this Agreement will be governed by the terms and conditions of the OEM Purchase and Supply Agreement and shall be treated as if they were placed under the OEM Purchase and Supply Agreement; this Agreement only provides for additional distribution rights to GEMS-IT. If this Agreement expires or is terminated, such termination shall not affect the OEM Purchase and Supply Agreement or the parties’ rights and obligations with respect to the OEM Products previously sold; provided however, that if the OEM Purchase and Supply Agreement is terminated, this Agreement shall be automatically terminated. Terms not otherwise defined herein, shall have the meanings set forth in the OEM Purchase and Supply Agreement. This Agreement supplements the OEM Purchase and Supply Agreement and not that certain OEM Purchase Agreement entered into by the parties on July 29, 2003.

2.  Term of the Agreement and Certain Rights Associated with Minimum Purchases. This Agreement will commence as of the Effective Date and continue until June 30, 2009 (“Term”), unless GEMS-IT fails to comply with the minimum purchase obligations contained herein, or GEMS-IT acquires a company that manufacturers external defibrillators and distributes said external defibrillators in the United States, in which case Supplier shall have the option to terminate this Agreement by providing written notice of termination, which shall be effective immediately. Any extension beyond the Term shall be based upon the mutual agreement of the parties.

3.  Exclusive Distribution Rights. In addition to the distribution rights granted in the OEM Purchase and Supply Agreement, Supplier hereby grants to GEMS-IT the exclusive right to promote, sell and distribute OEM Products, including Parts and Accessories, and all of Supplier’s other defibrillators, accessories, consumables or other products that may be supplied in conjunction with or as upgraded models to such defibrillators (collectively, “Other Defibrillator, Supplies and Accessories”) to hospitals in the United States and Canada. For clarification, “hospitals” do not include outpatient medical clinics, emergency medical service (EMS) providers (e.g., ambulances, fire and police departments), the corporate market or government entities (i.e., where a non-medical corporation or public institution is buying a defibrillator for its own internal use, such as an airline, school or the National Park Service) and private doctors who practice in a non-hospital setting.

4.  Purchase Obligation to Maintain Exclusivity. GEMS-IT has no minimum purchase commitments with respect to the sale of OEM Products, Supplies and Accessories or the Other Defibrillator, Supplies and Accessories into the hospital market in the United States and Canada; provided however, that should GEMS-IT not purchase from Supplier an aggregate total of at least * dollars ($*) of OEM Products in any one of calendar years 2006, 2007 and 2008, for delivery to hospital customers in the United States and Canada, Supplier shall have the option to terminate this

Agreement by providing written notice of termination, which shall be effective immediately. For clarity, the first time GEMS-IT would possibly lose its exclusive rights would be for calendar year 2007.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

5.  Referral of Hospital Prospects to GEMS-IT. While this Agreement is in effect and a hospital requests that CSI provide it with OEM Products, Supplies and Accessories or Other Defibrillator, Supplies and Accessories, CSI shall refer the hospital to GEMS-IT to provide such OEM Products, Supplies and Accessories or Other Defibrillator, Supplies and Accessories.

6.  Sales Training and Support. As mutually agreed to by the parties, CSI shall provide formal sales training to GEMS-IT representatives at certain locations and frequency. Each party shall bear its own costs for any such training. Upon reasonable request by GEMS-IT and acceptance by Supplier, for which acceptance will not be unreasonably withheld; Supplier agrees to assist GEMS-IT field sales representatives in selling the OEM Products. Said field support assistance shall be provided by Supplier’s regional sales managers (or other such qualified Supplier personnel) and be limited to sales presentations made alongside GEMS-IT representatives to qualified hospital personnel who have a expressed bona fide interest in purchasing the OEM Products.

7.  CRM Clinical Sites. Attached hereto as Exhibit A is a list of Supplier’s existing hospital customers in the United States who have previously purchased Powerheart CRMs (or are currently using the CRM under certain terms and conditions) (“Existing CRM Customers”). This Agreement shall not prohibit Supplier from: (i) continuing to sell Powerheart CRM, CRM parts and consumables and provide service to the Existing CRM Customers or (ii) deploying the Powerheart CRM in hospitals in the United States and Canada for the purpose of conducting clinical studies and engaging in the sales of CRM parts and consumables to support said study sites; provided, however, that Supplier shall first obtain GEMS-IT’s prior written consent, which shall not be unreasonably withheld or delayed, prior to engaging in any of the activities described in (ii).

8.  Governing Law. The validity, construction, performance and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York, without reference to the choice-of-law provisions thereof.

9.  Counterparts; Facsimile. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

10.  Severability. In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Agreement shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Agreement. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

11.  Interpretation. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

12.  Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.

13.  Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science, Inc.	GE Medical Systems
Information Technologies, Inc.

By: /s/ Raymond W. Cohen	By: /s/ Matthias Weber

Name: Raymond W. Cohen Title: Chairman and CEO	Name: Matthias Weber Title: Vice President & General Manager Cardiology Systems